MOOG INC. 2014 LONG TERM INCENTIVE PLAN
STOCK APPRECIATION RIGHTS AWARD AGREEMENT
THIS STOCK APPRECIATION RIGHTS AWARD AGREEMENT (the “Agreement”), dated as of                 , 20    , is between MOOG INC. a New York corporation with a corporate office at 400 Jamison Road, East Aurora, New York 14052 (“Moog” and, together with its Subsidiaries, the “Company”), and                         , an employee of the Company (the “Employee”).
WHEREAS, the Company wishes to provide the Employee with an incentive to continue in the service of the Company and to acquire a meaningful, significant and growing proprietary interest in Moog by providing him or her with the opportunity to own Common Stock of Moog;
NOW, THEREFORE, in consideration of the promises and mutual agreements set forth in this Agreement, the Employee and the Company hereby agree as follows:
1.Grant of SARs.
The Company hereby grants to the Employee an Award of Stock Appreciation Rights (“SARs”), as specified below, subject to the terms and conditions of this Agreement, Appendix A, and the Moog Inc. 2014 Long Term Incentive Plan (the “Plan”), which is incorporated into and made a part of this Agreement by reference.

Date of Grant:	, 20
Total Number of SARs Granted:
Class of Shares Covered:	Class B Common Stock of the Company
Exercise Price Per SAR:	$
Expiration Date:	, 20
Vesting Schedule:	SARs covered by this Notice vest and become exercisable ratably over three years.

Unless otherwise defined in this Agreement, the terms used in this Agreement have the meanings given them in the Plan.

Moog 2014 LTI Plan – SAR B Share Award Agreement – Page - 1

2.    Exercise Price.
This Award entitles the Employee to exercise the SARs in exchange for shares of Class B Common Stock of the Company (“Shares”) in the amount determined under Section 8 below. The Exercise Price set forth in Section 1 for each SAR granted under this Award is the Fair Market Value of a Share of the Class B Common Stock on the Date of Grant. Fair Market Value for purposes of this Section is the average selling price per share of the Class B Common Stock on the national securities exchange on which it is traded during the 10 calendar day period after the Date of Grant, determined by calculating the arithmetic mean of the selling prices on all trading days during the 10 day period, or as otherwise provided in Section 2(p) of the Plan.
3.    Vesting.
(a)    General Rule. The SARs subject to this Award will vest and become exercisable in accordance with the schedule shown in Section 1 above, subject to the provisions of Sections 5, 6, and 7 below.
(b)    Employment Requirement. SARs scheduled to vest on a certain date, or upon the occurrence of certain conditions as provided in Sections 6 and 7, will not vest in the Employee unless the Employee has been continuously employed by the Company from the Date of Grant through the vesting date.
4.    Term of SARs.
All unexercised SARs granted under this Award will expire on the tenth anniversary of the Date of Grant, subject to earlier termination as provided in the Plan and this Agreement.
5.    Committee Discretion.
The Committee, in its discretion, may accelerate the vesting and exercisability of all or any portion of the unvested SARs at any time, subject to the terms of the Plan.
6.    Effect of Termination of Employment.
If the Employee terminates employment with the Company before all of the SARs granted under this Award have vested and been exercised, subject to Section 4, the following vesting and expiration provisions will apply:
(a)    General Rule: Termination Before Age 65. Unless otherwise provided below, on the termination of the Employee’s employment before age 65:

Moog 2014 LTI Plan – SAR B Share Award Agreement – Page - 2

(i)    SARs that have vested and are exercisable at the time of the termination will remain exercisable for a period of 90 days after the termination date, at which time they will expire; and
(ii)    SARs that have not vested and are not exercisable at the time of termination will expire on the close of business on the termination date.
(b)    Terminations On or After Age 65: Retirement, Resignation, Involuntary Termination without Cause. On the termination of the Employee’s employment on or after age 65 for any reason (including retirement, resignation and involuntary termination without Cause) other than for Cause, to the extent the SARs have not previously expired, all of the SARs granted under this Award will immediately become 100% vested and exercisable, and all SARs will remain exercisable for a period of 24 months after the termination date, at which time they will expire. For the avoidance of doubt, if the Employee retires before age 65, the retirement will not result in accelerated vesting of any unvested SARs, and the SARs will expire in accordance with subsection (a) above.
(c)    Termination on Account of Death or Disability. Notwithstanding the general rule in subsection (a) above, on the termination of the Employee’s employment due to death or Disability, whether before or after age 65, to the extent the SARs have not previously expired, all of the SARs granted under this Award will immediately become 100% vested and exercisable, and all SARs will remain exercisable for a period of 24 months after the termination date, at which time they will expire.
(d)    Termination for Cause. Notwithstanding the general rule in subsection (a) above, if the Employee’s employment is terminated for Cause, all vested and unvested SARs will expire as of the commencement of business on the termination date.
7.    Effect of Change in Control.
Upon the occurrence of a Change in Control, to the extent they have not previously expired, all of the SARs granted under this Award will immediately become 100% vested and exercisable. Notwithstanding the general rule in Section 6(a), if the Employee’s employment is terminated within 12 months following a Change in Control, subject to the provisions of Section 12(a) of the Plan, all of the SARs will remain exercisable for a period of 24 months after the termination date, at which time they will expire.
8.    Exercise of SARs.
(a)    In General. Each vested SAR will be exercisable at any time during the term of the SAR, except that the SARs must be exercised in blocks of at least 300 SARs (unless the exercise is for the entire remaining vested portion of this Award). The partial exercise of this Award will not cause the expiration, termination or cancellation of the remaining portion. The SARs may be exercised by delivering written notice signed by the Employee (or notice through another previously approved method, such as a web-based or e-mail system) to the Company’s

Moog 2014 LTI Plan – SAR B Share Award Agreement – Page - 3

principal office, to the attention of its Treasurer (or the Treasurer’s designee) no more than ten business days in advance of the effective date of the proposed exercise. The notice must specify the number of SARs being exercised and the effective date of the exercise. If notice is provided in advance, the business day specified as the exercise date in the notice will be deemed the exercise date. If the exercise date is intended to be the same as the notice date, the notice must be received before the official close of the national securities exchange market on with the Shares are primarily traded. If notice is received after the official close of the national securities exchange for the date specified as the exercise date, the following business day will be deemed the exercise date.
(b)    Exercise Following Death. In the event of the Employee’s death, all remaining SARs may be exercised at any time before the expiration or termination of the SARs by the executors or administrators of the Employee’s estate or by a person who acquires the right to such exercise by will or by the laws of descent and distribution, provided the requirements set forth in Section 23 of the Plan are satisfied.
9.    Benefit Upon Exercise.
Upon exercising all or any portion of this Award, the Employee will receive Shares of Class B Common Stock equal in value to: the number of SARs exercised, multiplied by the excess of (i) the Fair Market Value of a Share on the exercise date, over (ii) the Exercise Price of the SAR. This calculated value will be divided by the Fair Market Value of a Share on the exercise date to determine the number of Shares that the Employee will receive on exercise, subject to any withholding of Shares in accordance with Section 10 of this Agreement. Fractional Share amounts will be settled in cash. The Shares payable in settlement of all or any portion of this Award will be issued as soon as practicable following the exercise date of the SARs. For purposes of this Section, the Fair Market Value of a Share on the exercise date will be the average selling price per Share on the national securities exchange on which it is traded during the 10 calendar day period immediately preceding the exercise date, determined by calculating the arithmetic mean of the selling prices on all trading days during the 10 day period, or as otherwise provided in Section 2(p) of the Plan.
10.    Tax Withholding.
As a condition of this Award, the Employee agrees to pay or make arrangements for the payment to the Company of the amount of any and all federal, state and local income and employment taxes that the Company determines it is required by law to withhold with respect to the SARs. Payment will be due on the date the Company is required to withhold such taxes. Unless the Executive Compensation Committee determines otherwise, in its sole discretion, or the Employee elects to make a cash payment to the Company in an amount sufficient to satisfy the withholding requirement, notwithstanding Section 13(c), the Company will satisfy the withholding requirement in accordance with Section 18 of the Plan by withholding from delivery to the Employee, Shares having a value equal to the minimum amount of tax required to be withheld. Any tax withholding above the minimum amount of tax required to be withheld must

Moog 2014 LTI Plan – SAR B Share Award Agreement – Page - 4

be paid in cash by the Employee. The Company will provide procedures for Employees electing to make a cash payment to satisfy the withholding requirement.
11.    No Obligation to Exercise.
The grant of this Award to the Employee imposes no obligation upon the Employee to exercise any SARs.
12.    Rights as Shareholder.
Neither the Employee nor any transferee has any rights as a shareholder with respect to any Shares covered by or relating to this Award until the date the Employee or transferee becomes the holder of record of the Shares.
13.    Additional Conditions to Issuance of Stock.
(a)    Compliance with Laws and Regulations. The Company is not obligated to issue or deliver any certificates evidencing Shares under this Award unless and until the Company is advised by its counsel that the issuance and delivery of the certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of the securities exchange or automated quotation system on which Shares are listed.
(b)    Right of First Refusal. The Employee acknowledges and agrees that the Shares issued on exercise of the SARs are subject to repurchase under a right of first refusal in favor of the Company or any assignee of the Company, as set forth in the Company’s Right of First Refusal Policy as it may be amended from time to time (the “First Refusal Policy”). The repurchase of Shares under the First Refusal Policy may be effected by the payment to the Employee, or to the Employee’s beneficiary or estate, as the case may be, of the value of the Shares as determined under the First Refusal Policy, a copy of which has been provided to the Employee.
(c)    Holding Period for Shares. The Employee acknowledges and agrees that the Shares issued on exercise of the SARs are subject to a holding period requirement whereby the Employee (or the Employee’s beneficiary or estate, as the case may be) may not sell or otherwise dispose of the Shares until six months following the date of issuance of the Shares.
(d)    Restrictions on Transferability. The stock certificates evidencing the Shares issued under the SARs may include one or more legends that set forth such restrictions on transferability as may apply to the Shares under this Agreement and the Plan. Alternatively, such restrictions may be enforced through such other methods as may be determined by the Company in its sole discretion, including by restrictions on electronic transfers from accounts.
14.    Electronic Delivery.
The Company may, in its sole discretion, decide to deliver any documents related to SARs awarded under the Plan or any future awards under the Plan by electronic means or

Moog 2014 LTI Plan – SAR B Share Award Agreement – Page - 5

request the Employee’s consent to participate in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
15.    Agreement Severable.
If any provision in this Agreement is held to be invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
16.    Governing Law.
Except to the extent preempted by an applicable federal law, the Plan and this Agreement will be construed and administered in accordance with the laws of the State of New York, without reference to the principles of conflicts of laws thereunder.
17.    Non-Transferability.
Except as otherwise provided in Section 7(f) of the Plan, the SARs are not transferable other than by will or the laws of descent and distribution, and the SARs may be exercised during the Employee’s lifetime only by the Employee.
18.    Binding Effect.
This Agreement is binding upon, and inures to the benefit of, the respective successors, assigns, heirs, executors, administrators and guardians of the parties covered by the Agreement.
19.    Tax Consequences.
The Employee acknowledges that this Award will have tax consequences to the Employee and that any and all such tax consequences are the sole responsibility of the Employee. The Employee should consult a tax adviser before accepting this Award or disposing of any Shares.
20.    Risks.
The Employee is advised that the value of the SARs and the Shares acquired under the SARs will fluctuate as the trading price of the Shares fluctuates. The Employee exclusively accepts all risks associated with a decline in the market price of the Shares and all other risks associated with the holding of Shares. No amount will be paid to, or in respect of, the Employee to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, the Employee for such purpose.
21.    Effect of Agreement.

Moog 2014 LTI Plan – SAR B Share Award Agreement – Page - 6

The Employee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with its terms and provisions (and has had an opportunity to obtain advice regarding this Award), and accepts this Award and agrees to be bound by its contractual terms as set forth in this Agreement and in the Plan. The Employee agrees to accept as binding, conclusive and final all decisions and interpretations of the Executive Compensation Committee regarding any questions relating to this Award. The Employee understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time in accordance with its terms. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, the terms and provisions of the Plan will prevail. Modifications to this Agreement may be made only in a written agreement executed by a duly authorized officer of the Company. The Employee agrees at all times to abide by, and acknowledges that this Award is subject to, all applicable policies of the Company, including the Company’s insider trading policies and any recoupment or clawback policy, as may exist from time to time.
22.    No Right to Employment.
The Employee acknowledges that nothing in the Plan or this Agreement confers upon the Employee any right with respect to continued employment by the Company, or interferes in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate the Employee’s employment or to increase or decrease the Employee’s compensation.
23.    Data Privacy.
It is a condition of participation in the Plan and acceptance of this Award that the Employee acknowledges and explicitly consents to the collection, use, processing and transfer of personal data as described in this paragraph. The Company holds certain personal information about the Employee, including, but not limited to, the Employee’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, and any awards granted, cancelled, purchased, vested, unvested or outstanding in the Employee’s favor, for the purpose of managing and administering the Employee’s Award under the Plan and this Agreement (“Personal Data”). The Employee understands that the Company will transfer Personal Data to any third parties assisting the Company in the implementation, administration and management of the Employee’s SARs. These recipients may be located in the United States or elsewhere. The Employee authorizes them to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Employee’s SARs. The Employee may, at any time, review Personal Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect the Employee’s ability to participate in the Plan and receive Shares upon exercise of the SARs.
24.    Appendix A: Non-U.S. Employees.

Moog 2014 LTI Plan – SAR B Share Award Agreement – Page - 7

Notwithstanding any other provision in this Agreement, with respect to any Employee residing in or relocating to a country other than the United States, the SARs Award under this Agreement will be subject to such other special terms and conditions set forth for that country in the attached Appendix A as the Company determines necessary or advisable in order to comply with local law or facilitate the administration of the Plan.
This Agreement may be executed in two or more counterparts, each of which is deemed an original and all of which together constitute one document.
MOOG INC.
By:
(Signature)
Name:
Title:

EMPLOYEE:
By:
(Signature)
Name:

APPENDIX A
ADDITIONAL TERMS AND CONDITIONS OF THE
MOOG INC. STOCK APPRECIATION RIGHTS AWARD AGREEMENT
NON-U.S. EMPLOYEES

Terms and Conditions
This Appendix A includes special terms and conditions applicable to the Employee if the Employee resides in one of the countries listed below. These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Agreement.
Canada
Termination of Employment. For purposes of Section 6, the date of the Employee’s termination of employment will be the date of termination specified in the written termination notification from the Company. Neither any period of notice nor any payment in lieu thereof upon termination of employment will be considered as extending the period of employment for the purposes of this Plan.
Germany
Under review by local attorney.

Netherlands
Under review by local attorney.

United Kingdom
No Right to Future Participation. Participation in the Plan and acceptance of this Award does not (a) confer upon the Employee any right to participate in the Plan at any time in the future either at all or on any particular basis; or (b) afford to the Employee any additional right to compensation on the termination of his or her employment which would not have existed had the Plan not existed. Accordingly, the Employee will waive any rights to compensation or damages in consequence of the termination of his or her employment with the Company for any reason whatsoever insofar as these rights arise or may arise from him or her ceasing to have rights under or be entitled to any Award under the Plan as a result of such termination or from the loss or diminution in value of such rights and/or entitlements, notwithstanding any provision to the contrary in his or her contract of employment.
031407.00003 Business 14061779v8

Moog 2014 LTI Plan – SAR B Share Award Agreement – Page - 8